DOR BioPharma, Inc.
1101 Brickell Avenue
Miami, Florida 33131
www.dorbiopharma.com

DOR BioPharma Reports Third Quarter Financial Results, Reviews Recent Achievements

MIAMI (November 14, 2006) - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) today announced financial results for the third quarter ended September 30, 2006.

Revenue for the third quarter of 2006 was $0.1 million, compared with $0.7 million for the third quarter of 2005. Revenue for the nine months ended September 30, 2006 was $1.6 million, compared with $2.3 million for the comparable prior-year period. Revenue for the first nine months of 2005 includes two grants: a $5.2 million National Institute of Allergy and Infectious Diseases (“NIAID”) grant awarded in September 2004, for RiVaxTM, which was increased to $6.4 million in May 2005 for a renegotiated Facilities and Administrative rate; and a September 2005 $0.3 million grant awarded from the U.S. Food and Drug Administration (“FDA”) for “Oral BDP for the Treatment of Gastrointestinal Graft-versus-Host Disease (“GI GVHD”).”

The Company reported a net loss of $1.4 million or $0.02 per share for the third quarter of 2006, compared with a net loss of $1.2 million or $0.02 per share for the third quarter of 2005. For the nine months ended September 30, 2006, the net loss was $6.4 million or $0.10 per share, compared with a net loss of $2.7 million or $0.06 per share for the same period in 2005.

Research and development expenses for the third quarter of 2006 were $0.8 million, compared with $1.0 million for the third quarter of 2005. For the nine months ended September 30, 2006 research and development expenses were $3.8 million, compared with $2.4 million for the comparable 2005 period. This increase is due to regulatory and filing costs associated with the filing of the New Drug Application (“NDA”) and the Marketing Authorization Application (“MAA”) for orBec® and an impairment expense for intangibles.

General and administrative expenses for the third quarter of 2006 were $0.7 million, compared with $0.4 million for the third quarter of 2005. For the nine months ended September 30, 2006 general and administrative expenses were $2.1 million, compared with $1.2 million for the same period of 2005. The increase was partially due to a recovery of stock option expense for the variable treatment of options for employees in the amount of $0.3 million in 2005, and for the expensing of stock options under SFAS No. 123R in the amount of $0.5 million.

“The third quarter of 2006 was a pivotal time for DOR BioPharma, and I am pleased to have joined DOR at this exciting juncture,” stated Christopher J. Schaber, Ph.D., President and Chief Executive Officer of DOR BioPharma. “We now have NDA and MAA regulatory submissions for orBec® filed with the FDA and the European Medicines Evaluation Agency (“EMEA”), respectively. During the coming months, we will be working closely with both agencies on their review of orBec® and, with their approval, look forward to bringing this life-saving therapy to patients suffering from GI GVHD.”

Third Quarter 2006 Highlights:

•
Successfully completed cGMP (“current Good Manufacturing Practices”) review in July for the production of RiVaxTM, DOR's vaccine against ricin toxin pursuant to a manufacturing collaboration with Cambrex BioSciences and supported by a $6.4 million NIAID grant.

•
Appointed Christopher J. Schaber, Ph.D. as President and Chief Executive Officer in August. The Company also announced the appointment of Director, James S. Kuo, M.D., as Chairman of the Board in August.

•	Filed an NDA with the FDA to market orBec® for GI GVHD in September.

•	The Company was awarded two grants totaling $5.3 million to advance its Ricin Toxin and Botulinum Toxin vaccine programs in September.

Subsequent Events:

•	On November 7, 2006 DOR announced the filing of an MAA with the EMEA to market orBec® for GI GVHD.

•	On November 8, 2006 DOR management presented at the Rodman & Renshaw 8th Annual Healthcare Conference. The presentation is accessible via our recently updated website at www.dorbiopharma.com.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation. DOR BioPharma has filed an MAA with the EMEA and an NDA with the FDA for orBec® for the treatment of GI GVHD.  orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin.  The ricin toxin vaccine, RiVaxTM, has successfully completed a Phase I clinical trial in normal volunteers.
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For further information regarding DOR BioPharma, please visit the Company's website at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:     Investor Contacts:
Evan Myrianthopoulos            Lippert/Heilshorn & Associates
Chief Financial Officer     Kim Golodetz (kgolodetz@lhai.com)
(786) 425-3848                                                        (212) 838-3777
www.dorbiopharma.com                                       Bruce Voss (bvoss@lhai.com)
                                                                                  (310) 691-7100